EXHIBIT 21.1
SUBSIDIARIES - As of December 31, 2022

HMAN Group Holdings Inc.
Incorporated in the State of Delaware

The Hillman Companies Inc.
Incorporated in the State of Delaware

The Hillman Group, Inc.
Incorporated in the State of Delaware

SunSource Integrated Services de Mexico S.A. de C.V.
Incorporated in Ciudad de Mexico, Mexico

SunSub C Inc.
Incorporated in the State of Delaware

The Hillman Group Canada ULC
Incorporated in the Province of British Columbia, Canada

NB Parent Company LLC
Incorporated in the State of Delaware
NB Products LLC
Incorporated in the State of Delaware
BTP Latinoamerica S. de. R. L. de C.V.
Incorporated in Ciudad de Mexico, Mexico
Big Time Products, LLC
Incorporated in the State of Georgia